Exhibit 99.1

Cyber Digital, Inc. Acquires Two Profitable Telephone Companies

New York, June 25, 2007 - Cyber Digital, Inc. (OTC BB: CYBD), a leading designer and software developer of proprietary advanced digital voice and broadband data switches, announced today that it has acquired two telephone companies, New Rochelle Telephone Corp. and Telecarrier Services, Inc., from eLEC Communications Corp., a publicly held company. These profitable companies were acquired on cashless basis through an assumption of approximately $1.3 million in debt with an accredited institutional investor. Cyber Digital also received 808,000 restricted shares of common stock of eLEC Communications Corp. upon closing on June 22, 2007.

Although, the closing of this transaction was June 22, 2007, the two acquisitions are effective June 1, 2007. Which means that the revenues and earnings of these two companies will impact Cyber Digital as of June 1, 2007, on consolidated basis. These companies will operate as separate business units of Cyber Digital and have minimal or no integration issues. The current employees will continue to provide services to our customers without any disruption.

Both the Federal Communications Commission and the appropriate state Public Utility Commission now license Cyber Digital to provide services in the states of New York, New Jersey, Pennsylvania, Ohio, Massachusetts and Florida. Undoubtedly creating for Cyber Digital, a vast opportunity to build a cost-effective alternative 'Last Mile' voice and broadband networks in these six states.

"This is a major milestone. We received financing from a large institutional fund, acquired two telephone companies and obtained licenses to market in six major states. Our overall strategy is to grow through acquisitions, which provides for large-scale expansion and controlled deployment of our networks with minimal cost of customer acquisition. In line with this strategy, we are now ready to move forward with additional expansion through acquisitions, " stated J.C. Chatpar, president and CEO.

To learn more about Cyber Digital (CYBD) and its strategic direction for success:

Please watch the Video Analysis on CYBD by Mike "The Analyst" - Click here: http://www.microsreport.com/VideoAnalysis/CYBD.swf

To download the Analyst Report on CYBD in print form - Click here:

www.microsreport.com/pdf/CYBD.pdf

To hear various interviews (podcasts) with J.C. Chatpar - Click here:

http://feeds.mn1.com/index.cfm?search=cybd

About Cyber Digital, Inc.

Cyber Digital, Inc. is a leading designer and software developer of proprietary advanced distributed digital voice switches and high-performance Internet Protocol (IP) broadband systems, such as softswitches, routers, gateways, firewalls and servers for network operators worldwide. The FCC's recent deregulation of the 'Last Mile' switching in the communications industry has created an ideal market for Cyber Digital to enter the lucrative voice and broadband data services market with its proprietary switching systems. For more information, visit www.cyberdigitalinc.com

This press release contains forward-looking statements, pursuant to the "safe harbor" provisions as fully described in Cyber's SEC filings.

Contact: Cyber Digital, Inc., Investor Relations, (631) 231-1200, 69: investors@cyberdigitalinc.com

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